EXHIBIT 99.2


                   TARRANT APPAREL GROUP'S FOUNDERS PROPOSE TO
                   ACQUIRE COMPANY'S OUTSTANDING PUBLIC SHARES


Los Angeles, CA, April 28, 2008 -- Tarrant Apparel Group's (NASDAQ: TAGS) founders and executive officers, Gerard Guez and Todd Kay, announced today that they propose to acquire the outstanding publicly held shares of Tarrant for $0.80 per share in cash. This represents a 11% premium to the closing price of Tarrant's common stock on April 25, 2008.

Following today's announcement, Messrs. Guez and Kay expect the Board of Directors of the Company to form a special committee of independent directors to consider the proposal with the assistance of outside financial and legal advisors. The precise structure of the transaction, as well as the conditions to its consummation, will be determined through negotiations with the special committee. Any transaction will be consummated pursuant to the terms of an acquisition agreement mutually acceptable to Messrs. Guez and Kay and the special committee.

Messrs. Guez and Kay together beneficially own approximately 51% of the Company's common stock, which includes 5,000,000 shares that may be acquired upon the exercise of stock options at a weighted average exercise price of $4.90 per share. They have advised the Company's Board that they he will not consider any other transaction involving their interest in the Company.

The Company's shareholders and other interested parties should read the Company's relevant documents filed with the Securities and Exchange Commission when they become available because they will contain important information. The Company's shareholders will be able to obtain such documents free of charge at the SEC's web site (www.sec.gov) or from the Company at 3151 East Washington Boulevard, Los Angeles, CA 90023.


FORWARD-LOOKING STATEMENTS

Statements in this release represent the parties' current intentions, plans, expectations and beliefs and involve risks and uncertainties that could cause actual events to differ materially from the events described in this release, including risks or uncertainties related to the success of the negotiations with the special committee and whether the merger will be completed, as well as changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the apparel industry or the business or prospects of the Company. The reader is cautioned that these factors, as well as other factors described or to be described in SEC filings with respect to the transaction, are among the factors that could cause actual events or results to differ materially from the current expectations described herein. No agreement, arrangement or understanding shall be created between the parties with respect to the Company or the stock of the Company for purposes of any law, rule, regulation, or otherwise, until such time as definitive documentation and any agreement, arrangement, or understanding has been approved by the special committee and the Board of Directors of the Company and thereafter executed and delivered by the Company and all other relevant persons.